EXHIBIT 3.11

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
CITYGRID MEDIA, LLC
a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is effective as of August 5, 2008 (the “Effective Date”), is made by Ticketmaster, a Delaware corporation, as the sole member (the “Member”), for the purpose of providing for the organization and operation of CITYGRID MEDIA, LLC (the “Company”), a limited liability company formed pursuant to the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq of the Delaware Code (the “Act”).

RECITALS

WHEREAS, the Member desires to organize the Company for the purpose of engaging in any lawful act or activity that may be engaged in by a limited liability company organized under the Act; and

WHEREAS, for tax purposes it is intended that the Company shall be classified as an “entity disregarded as separate from its owner,” and not an “association” taxable as a “corporation,” as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations promulgated thereunder (the “Regulations”);

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth herein, the Member hereby agrees that the Company shall be structured and operated as follows:

ARTICLE I
FORMATION

1.1                               Name.  The name of the Company is “CITYGRID MEDIA, LLC” and all business of the Company shall be conducted under that name or any other fictitious name or names selected by the Member from time to time, provided that any such name reflects the Company’s status as a limited liability company and is otherwise permitted by applicable law.

1.2                               Place of Business.  The Company’s initial principal place of business shall be 8833 Sunset Blvd., West Hollywood, California 90069, or such other place or places as the Member may from time to time determine.  The registered agent for the service of process and the registered office shall be that person and location reflected in the Company’s Certificate of Formation as filed in the office of the Delaware Secretary of State.

1.3                               Business and Authority.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company engaging in lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

1.4                               Company Term.  The term of the Company commenced on August 5, 2008, the date of filing by an authorized person of the Company’s Certificate of Formation with the Delaware Secretary of State, and shall continue until the Company’s dissolution in accordance with the provisions of Article VII of this Agreement.

1.5                               Agreement; Effect of Inconsistencies With the Act.  It is the express intent of the Member that except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.  To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be deemed to be amended to the smallest degree possible in order to make this Agreement effective under the Act in accordance with the intent of the parties.  In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

ARTICLE II
MEMBERSHIP; MEMBERSHIP INTEREST

2.1                               Membership Interest.  There shall be one class of equity interests in the Company, which shall be common membership units (“Units”).

2.2                               Name and Address and Ownership Interest of the Member.  The name, address, and ownership interests of the Member of the Company are set forth in Schedule 1  attached to this Agreement, as such schedule may be amended from time to time.

ARTICLE III
CAPITAL CONTRIBUTIONS AND LOANS

3.1                               Initial Capital Contribution.  The Member may from time to time make contributions of cash or property to the Company (each, a “Capital Contribution”).  On or about the Effective Date, the Member will make an initial Capital Contribution consisting of the assets and liabilities.  The initial Capital Contribution will be effected pursuant to a contribution agreement.

3.2                               Interest on Capital Contributions.  The Member shall not be entitled to receive any interest on any Capital Contribution.

3.3                               Additional Capital Contributions.  The Member shall not be required or obligated to: (i) make any additional contribution to the capital of the Company over and above that required by Sections 3.1 or (ii) restore a deficit Capital Account (as defined in Section 4.1) balance upon the liquidation of the Company or Member’s Units in the Company.

3.4                               Loans by Member.  The Member may make a loan or advance money or property to or on behalf of the Company.  Such loan or advance shall not increase the Member’s Capital Account, entitle the Member to any greater share of Company distributions or subject the Member to any greater proportion of Company losses.  The amount of such loans or advances shall be a debt owed by the Company to the Member, and any interest paid to the Member shall be charged as any other expense against income of the Company.

ARTICLE IV
CAPITAL ACCOUNT, DISTRIBUTIONS, AND TAX MATTERS

4.1                               Establishment of Capital Account.  A capital account (the “Capital Account”) shall be established and maintained for the Member in accordance with the principles set forth in sections 704(b) and 704(c) of the Code and the Regulations promulgated thereunder.  The Capital Account shall initially be equal to: (i) the full amount of cash contributed by the Member to the Company, and (ii) the fair market value of other property contributed by the Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code).

4.2                               Increases and Decreases in Capital Account.  The Member’s Capital Account shall be increased by any additional capital contributions made by the Member to the Company (in the case of contributed property such increase shall equal the fair market value of such property net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code) and by the Net Profit (as defined in Section 4.3 hereof), and decreased by any money and the fair market value of any property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Code) and by the Net Loss (as defined in Section 4.3 hereof).

4.3                               Net Profit and Net Loss.  For the purposes of this Agreement, the terms “Net Profit” and “Net Loss” shall mean the Company’s taxable net profit and taxable net loss, respectively, for the period or periods in question, determined in accordance with federal income tax accounting principles, taking into account such items not reflected in the Company’s taxable net income or taxable net loss as required by section 704(b) of the Code and the Regulations thereunder.

4.4                               Conformance With the Code and Applicable Regulations.  It is the intent that Sections 4.1, 4.2, 4.3, and 4.4 of this Agreement be construed and applied in a manner consistent with the requirements of Code sections 704(b) and 704(c) and the Regulations promulgated thereunder.  If, in the opinion of the Company’s accountant, the manner in which Sections 4.1, 4.2, 4.3, and 4.4 of this Agreement apply should be modified in order to comply with Code sections 704(b) and 704(c) and the Regulations promulgated thereunder, then, notwithstanding anything to the contrary contained in Sections 4.1, 4.2, 4.3, and 4.4, the method by which Capital Accounts are maintained shall be so modified with the consent of the Member.

4.5                               Distributions.

(a)                                 All distributions (whether in cash or in kind) shall be made at such times and in such amounts as shall be determined by the Member.  All distributions of cash or other assets available for distribution, from whatever source derived, shall be paid or distributed to the Member.  Immediately prior to any such distribution, the Capital Account of the Member shall be adjusted as provided in Regulation section 1.704-1(b)(2)(iv)(f).

4.6                               Fiscal Year; Tax Decisions.  The taxable and fiscal accounting year of the Company shall end on December 31 each year.  All decisions and elections affecting the Company’s taxable income for any period shall be made by the Member.

ARTICLE V
GOVERNANCE

5.1                               Management By Board of Managers.

(a)                                 Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company.  The Board shall consist of one (1) to ten (10) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member.  The initial Board shall consist of two (2) Managers, who shall initially be Gregory Blatt and Thomas McInerney.

(b)                                 Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability.  The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause.  A Manager may resign at any time upon written notice to the Member.

(c)                                  Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member.  A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

5.2                               Action by the Board of Managers.

(a)                                 Meetings of the Board may be called by any Manager upon two (2) days prior written notice to each Manager.  The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board.  All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(b)                                 Meetings of the Board may be conducted in person or by conference telephone facilities.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing.  Notice of any meeting may be waived by any Manager.

5.3.                            Power to Bind Company.  None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

5.4                               Officers and Related Persons.  The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.  The initial officers of the Company, who shall serve until their resignation or removal by the Board, shall be as set forth on Schedule 2.

5.5                               Specific Powers and Duties of the Officers.  In addition to the powers given to the officers by the Board and by this Agreement, except as expressly limited by the provisions of this Agreement, the officers shall have the power to enter into, make, sign, seal, deliver and perform the day-to-day agreements, contracts, documents, instruments and other undertakings and to engage in all activities and transactions as may be necessary or desirable in order to carry out the day-to-day business of the Company, all on behalf of the Company.  In addition, the officers may open and maintain bank accounts and draw checks or other orders for the payment of money on behalf of the Company.

ARTICLE VI
LIABILITY; INDEMNIFICATION

6.1                               Limited Liability.  The Member shall not be obligated or liable to the Company, any creditor of the Company or any other person, for any losses, debts, obligations or liabilities of the Company, except as otherwise agreed in writing by the Member.  Except as required by law, the Member shall not be liable to the Company, creditors of the Company or any other person for the repayment of amounts received from the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

6.2                               Rights or Powers.  Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

6.3                               Indemnification.

(a)                                 To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs.  A Covered Person shall not be entitled to indemnification under this Section 6.3 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negli-gence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board.  Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.3.

ARTICLE VII
DISSOLUTION AND TERMINATION OF THE COMPANY

7.1                               Event Causing Dissolution.  Notwithstanding any other provision of this Agreement, the Company shall be dissolved and its properties and other assets liquidated and the proceeds therefrom distributed in the manner and order provided for in Section 7.2 upon the consent of the Member.

7.2                               Distribution on Termination.  Upon a dissolution and termination of the Company, the person appointed by the Member (the “Liquidator”) shall collect and marshal the Company’s assets, sell such assets as such Liquidator shall deem appropriate, provide for the payment of all of the legally enforceable obligations of the Company that are not then due and distribute the proceeds and all other assets of the Company in the following order:

(a)                                 First, in payment of debts, obligations and liabilities of the Company which are then outstanding;

(b)                                 Second, at the discretion of the Liquidator, to the setting up of any reserves which the Liquidator may deem necessary, appropriate or desirable for any contingent or unforeseen liabilities or obligations or for debts or liabilities of the Company (and, at the expiration of such period as the Liquidator shall deem necessary, advisable or desirable to accomplish payment of any such obligations, the Liquidator shall distribute the remaining reserves in the manner hereinafter provided); and

(c)                                  Third, to the Member in an amount equal to the positive balance in the Member’s Capital Account, after adjusting such Account to reflect profit and loss under Article IV of this Agreement and any gain or loss which would be recognized if the Company sold its remaining assets at their fair market value on the date of dissolution of the Company.

7.3                               Authority of the Liquidator.   In carrying out the liquidation proceedings, the Liquidator shall have all of the powers and authority provided to the Member, and shall be entitled to the benefits of limitation of liability and indemnification provided to the Member in its managerial capacity in this Agreement.

7.4                               Liquidation Statement.  The Member shall be furnished with a statement prepared by the Liquidator, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.  Upon the Company complying with the foregoing distribution plan, the Member shall cease to be such, and the Liquidator shall execute, acknowledge and cause to be filed such appropriate documents evidencing the dissolution and winding up.

ARTICLE VIII
GENERAL PROVISIONS

8.1                               Further Assurances.  The Member agrees to execute and deliver to the Company upon request, any and all additional certificates, instruments and advice necessary to be filed, recorded or delivered in order to perfect the formation, operation, termination and dissolution of the Company in accordance with this Agreement, and to amend, supplement and cancel the Company’s Certificate of Formation as required to carry out any of the foregoing.

8.2                               Amendments.  This Agreement may be amended at any time by a written amendment signed by the Member.

8.3                               Notices.  Any written notice to the Member required or permitted under this Agreement shall be deemed to have been duly given for all purposes (a) on the date of delivery, if delivered personally on the party or by confirmed facsimile transmission or (b) on the third business day after mailing, whether or not the same is actually received, if sent by United States registered mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated below such address set forth on Schedule 1 hereto, or at the most recent address, specified by written notice, given to the sender by addressee under this provision.  Notices to the Company shall be given in the same manner and shall be addressed to it at its principal place of business.

8.4                               Incorporation By Reference.  The recitals and schedules to this Agreement are hereby incorporated herein by this reference as if set forth here in full.

8.5                               Severability.  If any term, provision, agreement or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then such provision, agreement or condition shall be enforced to the maximum extent legally permissible, and the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.6                               Counterparts.  The Member may execute this Agreement in two or more counterparts, which shall, in the aggregate, constitute one instrument.

8.7                               Governing Law.  This Agreement shall be governed b and construed in accordance with the internal laws, but not the choice of law provisions, of the State of Delaware.

8.8                               Successors.  This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the Member.

8.9                               Third Party Beneficiaries.  This Agreement is not intended to create any rights or remedies in favor of any person who is not a signatory to this Agreement or in any way create any third party beneficiary rights or remedies, including (except as specifically provided to the contrary herein) on behalf of any Transferee.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first written above.

Ticketmaster

By:
	Name:	Joanne Hawkins
	Title:	Vice President

SCHEDULE 1

MEMBERS AND UNITS

Name and Address of Member	Common Units Owned	Percentage of Total
Ticketmaster	100	100%
8833 Sunset Blvd.
West Hollywood, California 90069

SCHEDULE 2

INITIAL OFFICERS

Name	Title
Jay Herratti	Chief Executive Officer
John Cherry	Vice President, Finance
Lee Spiegler	Vice President, General Counsel and Secretary
Thomas McInerney	Vice President
Michael Schwerdtman	Vice President
Eric DeGraw	Vice President
Nick Stoumpas	Vice President and Treasurer
Gregory Blatt	Vice President and Assistant Secretary
Joanne Hawkins	Vice President and Assistant Secretary
Gregg Winiarski	Vice President and Assistant Secretary
Tanya Stanich	Vice President and Assistant Secretary
Stuart Cawthorn	Vice President and Assistant Secretary